                                         FINANCIAL STATEMENT 2-A

           NEW ENGLAND ELECTRIC SYSTEM AND SUBSIDIARIES
                          Balance Sheet
                         At June 30, 1996
                      (Actual and Pro Forma)

                           (Unaudited)

                              ASSETS
                              ------

                                                 Actual  Adjustments Pro Forma
                                                 ------  ----------- ---------
                                                       (In Thousands)
Utility plant, at original cost                $5,581,144           $5,581,144
  Less accumulated provisions for depreciation
    and amortization                            1,783,968            1,783,968
                                               ----------   ------- ----------
                                                3,797,176            3,797,176
Net investment in Seabrook 1 under rate settlement  7,605                7,605
Construction work in progress                      84,323               84,323
                                               ----------   ------- ----------
       Net utility plant                        3,889,104            3,889,104
                                               ----------   ------- ----------
Oil and gas properties, at full cost            1,272,417            1,272,417
  Less accumulated provision for amortization   1,063,471            1,063,471
                                               ----------   ------- ----------
       Net oil and gas properties                 208,946              208,946
                                               ----------   ------- ----------
Investments:
  Nuclear power companies, at equity               47,524               47,524
  Other subsidiaries, at equity                    38,322   $50,000     88,322
  Other investments, at cost                       90,134               90,134
                                               ----------   ------- ----------
       Total investments                          175,980    50,000    225,980
                                               ----------   ------- ----------
Current assets:
  Cash                                              2,759                2,759
  Accounts receivable, less reserves of $20,226,000         255,710              255,710
  Unbilled revenues                                60,139               60,139
  Fuel, materials and supplies, at average cost    83,385               83,385
  Prepaid and other current assets                 81,014               81,014
                                               ----------   ------- ----------
       Total current assets                       483,007              483,007
                                               ----------   ------- ----------
Deferred charges and other assets                 389,639              389,639
                                               ----------   ------- ----------
                                               $5,146,676   $50,000 $5,196,676
                                               ==========  ======== ==========

                         CAPITALIZATION AND LIABILITIES
                         ------------------------------
Capitalization:
  Common shares, par value $1 per share:
    Authorized - 150,000,000 shares
    Issued -      64,969,652 shares
    Outstanding - 64,898,262 shares            $   64,970           $   64,970
  Paid-in capital                                 736,814              736,814
  Retained earnings                               850,939              850,939
  Treasury stock - 71,390 shares                    (2,501)             (2,501)
                                                ----------  ------- ----------
       Total common share equity                 1,650,222           1,650,222

  Minority interests in consolidated subsidiaries   47,697              47,697
  Cumulative preferred stock of subsidiaries       132,016             132,016
  Long-term debt                                 1,609,179           1,609,179
                                                ----------  ------- ----------
       Total capitalization                      3,439,114           3,439,114
                                                ----------  ------- ----------
Current liabilities:
  Long-term debt due within one year                52,585              52,585
  Short-term debt                                  195,902  $50,000    245,902
  Accounts payable                                 132,163             132,163
  Accrued taxes                                     31,289              31,289
  Accrued interest                                  26,857              26,857
  Dividends payable                                 37,626              37,626
  Other current liabilities                        113,743             113,743
                                                ----------  ------- ----------
       Total current liabilities                   590,165   50,000    640,165
                                                ----------  ------- ----------
Deferred federal and state income taxes            755,666             755,666
Unamortized investment tax credits                  92,575              92,575
Other reserves and deferred credits                269,156             269,156
                                                ----------  ------- ----------
                                                $5,146,676  $50,000 $5,196,676
                                                ==========  ======= ==========

           NEW ENGLAND ELECTRIC SYSTEM AND SUBSIDIARES


   The pro forma adjustments to show the estimated effect of the proposed transactions on the foregoing Balance Sheet at June 30, 1996 are as follows:


Debit  - Other subsidiaries, at equity                            $50,000,000

Credit - Short-term debt                                          $50,000,000


   To reflect an increase in investment in a subsidiary, at equity due to the issuance of short-term debt by a wholly-owned subsidiary.